THE RBB FUND TRUST 40-APP

Exhibit 99(B)(1)

EXHIBIT B-1

THE RBB FUND TRUST

VERIFICATION PURSUANT TO RULE 0-2(d)

The undersigned states he has duly executed the attached Application for and on behalf of The RBB Fund Trust; that he is President of such trust; and that all action by shareholders, trustees and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Steven Plump
Name:	Steven Plump
Title:	President
Dated:	June 11, 2026